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                                                                  EXHIBIT 99.D.8


               CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES

                         OF SERIES B PREFERRED STOCK OF

                                 SUNSOURCE INC.



                Pursuant to Section 151 of the Delaware General Corporate Law ("DGCL"), SunSource Inc. (the "Corporation" or the "Company") certifies as follows:

                FIRST. The resolutions set forth below have not been modified, altered or amended and are presently in full force and effect.

                SECOND. That pursuant to the authority contained in Section 4.2 of the Corporation's Amended and Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the DGCL, the Corporation's Board of Directors (the "Board") duly adopted the following resolutions on August __, 2001 designating the rights and preferences of a series of shares of the Corporation's Preferred Stock designated "Series B Preferred Stock:"

                RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "Board") by Section 4.2 of the Amended and Restated Certificate of Incorporation, the Board hereby designates and authorizes for issuance and fixes and determines the powers, preferences, rights and limitations of a series of Preferred Stock, which shall consist of _______ shares and shall be designated as Series B Preferred Stock (the "Series B Preferred Stock"), and shall have the powers, preferences, rights and limitations as set forth in the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock as follows:

        1. DESIGNATION OF SERIES B PREFERRED STOCK. A total of _______ shares of the Corporation's Preferred Stock shall be designated as "Series B Preferred Stock (the "Series B Preferred Stock")." The par value of the Series B Preferred Stock shall be $.01 per share. The number of shares that may be issued may be decreased, at any time and from time to time, by resolution of the Board; provided that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of such shares then outstanding. The Series B Preferred Stock shall rank pari passu to the Common Stock and shall rank senior to the Series A Junior Participating Preferred Shares as to dividends and upon liquidation, dissolution or winding up. As used herein, the term "Preferred Stock" used without reference to the Series B Preferred Stock means the shares of Preferred Stock, without distinction as to series. Unless otherwise set forth herein, it is intended that the Series B Preferred Stock shall powers and rights identical to the Common Stock.

        2. DIVIDENDS. The holders of the Series B Preferred Stock shall receive per share, when and as declared in the discretion of the Board of Directors, and to the same extent as the holders of the Common Stock, such dividends as the Board of Directors may from time to time determine, out of any funds that are legally available therefor. In the case of a declaration of a dividend described in the preceding sentence, the holders of shares of Series B Preferred Stock shall participate with holders of shares of the Common Stock based on the number of shares of

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Common Stock held by each class of holders assuming conversion into Common Stock of all the Series B Preferred Stock.

        3. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings, if any, shall be distributed among the holders of the Series B Preferred Stock and the Common Stock, on a pari passu basis, in proportion to the shares of Common Stock then held by them assuming conversion into Common Stock of all the Series B Preferred Stock. Whenever the distribution provided for in this Section 3 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Corporation.

        4. VOTING POWER. Except as otherwise required by law, (i) each holder of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation (including election of directors to the extent not otherwise expressly provided for) and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series B Preferred Stock would be converted into pursuant to the provisions of Section 5 hereof, and (ii) the holders of shares of Series B Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation.

        5.      AUTOMATIC CONVERSION.

                5.1 EVENTS CAUSING CONVERSION. Immediately following the consummation of the merger of the Corporation and Allied Capital Lock Acquisition Corporation pursuant to the Agreement and Plan of Merger dated as of June 18, 2001 by and among Allied Capital Corporation, Allied Capital Lock Acquisition Corporation and the Corporation, as it may be amended from time to time, (the "Merger"), each outstanding share of Series B Preferred Stock shall be converted automatically into one fully paid, non-assessable share of Common Stock, without any further action by the holders of such share. As soon as practicable following the consummation of the Merger, the Corporation shall issue to each holder of shares of Series B Preferred Stock outstanding immediately prior to the Merger certificates evidencing that number of shares of Common Stock that such holder is entitled to pursuant to the preceding sentence, subject to the certificates formerly evidencing such Series B Preferred Stock.

                5.2 CONSOLIDATION, MERGER, ETC. In case the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of shares of Common Stock that each share of Series B Preferred Stock is convertible into, as set forth in Section 5.1, shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.



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                5.3     RESERVATION OF COMMON STOCK. The Corporation shall at
all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        6. STATUS OF CONVERTED OR REPURCHASED SERIES B PREFERRED STOCK. Any share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be returned to the status of authorized but unissued shares of undesignated Preferred Stock. Upon the cancellation of all outstanding shares of Series B Preferred Stock, the provisions of this Certificate of Designation, Rights and Preferences of the Series B Preferred Stock shall terminate and have no further force and effect.


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        IN WITNESS WHEREOF, the Corporation has executed this Certificate of
Designation, Rights and Preferences of the Series B Preferred Stock as of August __, 2001.



                                        SUNSOURCE INC.



                                        By:____________________________